Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-174248
Dated August 12, 2011

Digital Domain Media Group, Inc.
Free Writing Prospectus Published or Distributed by Media

This free writing prospectus relates to the prospectus contained in the Registration Statement on Form S-1 (File No. 333-174248) filed by Digital Domain Media Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 16, 2011, as amended on July 1, 2011, July 20, 2011 and August 12, 2011 (the “Preliminary Prospectus”).

The article attached as Exhibit A was published by TCPalm on August 11, 2011.

This article was not prepared by or reviewed by the Company or any other participant in the offering described in the Preliminary Prospectus prior to its publication.  The publisher of this article is not affiliated with the Company.  The Company made no payment and gave no consideration to the publisher in connection with the publication of this article or any other articles published by this publisher concerning the Company.  Statements in this article that are not attributed directly to Pam Coats, or any other person identified therein as an employee of the Company or any of its subsidiaries, or based on, or derived from, the Company's public filings with the SEC represent the author’s or others' opinions, and are not endorsed or adopted by the Company.

Clarifications and Corrections

The Company believes that the following information is appropriate to correct information contained in the attached article:

•
This article incorrectly states that Digital Domain is owned in part by Michael Bay.  Mr. Bay is not currently a stockholder of Digital Domain, although he is the holder of options exercisable into shares of Digital Domain common stock.

•	The description of the grants received by the Company from the State of Florida and the City of Port St. Lucie does not conform to the description thereof set forth in the Preliminary Prospectus.

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Forward-Looking Statements

The article attached hereto may contain “forward-looking statements.”  These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions may also serve to identify forward-looking statements, although not all forward-looking statements include these words.  These forward-looking statements may include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s results of operations, financial condition, liquidity, prospects, growth, strategies, the industries in which it operates and the trends that may affect those industries.  The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and customer and industry change, and depend on the economic or technological circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. The Company cautions that the forward-looking statements are not guarantees of future performance and that the Company’s actual results of operations, financial condition and liquidity and the development of the industries in which it operates may differ materially from those made in or suggested by the forward-looking statements.  In addition, even if the Company’s results of operations, financial condition and liquidity and the development of the industries in which it operates are consistent with the forward-looking statements, they may not be predictive of results or developments in future periods.  Any or all of these forward-looking statements may turn out to be incorrect.  They can be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties.  Many of these factors will be important in determining future results.  Consequently, no forward-looking statement can be guaranteed.  Actual future results may vary materially.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The Company has filed a registration statement (including a prospectus) with the SEC (File No. 333-174248) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. In particular, you should carefully read the risk factors described in the prospectus.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

EXHIBIT A

Digital Domain's Tradition Studios plans for first feature film for fall 2014
By Alexi Howk

Thursday, August 11, 2011

PORT ST. LUCIE — Digital Domain's Tradition Studios' first feature animation film will be about elephants, the company's head of creative development confirmed Thursday.

"The Legend of Tembo," which has been in development for 16 months, is slated to be released in the fall of 2014, said Pam Coats, Tradition Studios' head of creative development. The film will be directed by former Walt Disney Animation veterans Aaron Blaise and Chuck Williams.

The pair joined Digital Domain's Tradition Studios last year after more than 20 years at Disney.

"The film was selected as our opening film out of four original stories that are in development at Tradition Studios," Coats said. "This is development work that has all been happening in Florida."

The movie is being written by Will Schneider, who came to Digital Domain from the American Film Institute.

It tells a story of a young African elephant who is captured and separated from his family and taken to India, Coats said.

"When he gets to India that's where sort of the journey takes place, and this is a guy who becomes someone else," Coats said. "So, he has to transform himself into a fierce, battle elephant, which is based in truth. They did use elephants in battle in India. He has to become something he is not in order to return home."

While the crew has been frequent visitors to Florida zoos to study elephants, extensive research is planned in Africa and India for the film, Coats said.

Coats, a former executive vice president of creative development at Disney, said about 200 people would work on the film. The company is currently recruiting across all disciplines.

"We'll be looking for animators, lighters, compositors, technical directors, modelers, riggers," Coats said.

The company is casting for voice-overs but does not have any offers out at this point.

"It's a little early in the process," Coats said.

The film would run about 85 minutes. And the budget for the film is a "large-scale, high production value consistent with the high end of family animation we see in theaters," Coats said.

She said the company has branded Digital Domain Media Group's feature animation division as Tradition Studios.

"It was always our intent to separately brand the family animation group because it's a clear departure from the history of Digital Domain. While the quality of the imagery and the visual effects is very much derived from the experience of Digital Domain, Digital Domain has worked on such a diversity of films whereas Tradition Studios has a very clear mission, good, clean family entertainment.

"To people in the local market, maybe it's a source of pride," she said. "To people 3,000 miles away it's very clearly the kind of films we're going to be making. Just as there's Disney's Pixar and Fox's Blue Sky this is Digital Domain's Tradition Studios."

Digital Domain Media Group is the parent company of California-based Digital Domain, an Academy Award-winning digital production studio co-founded in 1993 by film director James Cameron and part owned by director Michael Bay. The company has been a leading provider of computer-generated animation and digital visual effects for major motion picture studios and advertisers.

Some of the company's film credits at the California facility include the "Transformers," series, "Pirates of the Caribbean," "Tron: Legacy" and "The Curious Case of Benjamin Button." Recent films include "Thor" and "The Smurfs."

In 2009, Digital Domain Media Group received incentive grants worth nearly $70 million from the state and Port St. Lucie to build an approximately 120,000-square-foot, $40 million digital production studio in Tradition. The studio is expected to be complete in December.

In exchange for incentives, the company agreed to create up to 500 jobs with an average annual salary of $65,000 by 2014. The company, now at more than 243 employees, is on its way to overwhelmingly exceeding that goal.

On May 16, the company filed plans with the Securities and Exchange Commission to go public. According to the filing, the company plans to raise $115 million in an initial public stock offering, likely sometime in late summer or early fall.

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